Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Thomas Splaine (973) 924-5184
tsplaine@myinvestorsbank.com

Investors Bancorp, Inc. Announces Share Repurchase Program for 5% of Its Outstanding Shares

SHORT HILLS, N.J. - (PRNewswire) March 16, 2015 - Investors Bancorp, Inc. (Nasdaq: ISBC) (the "Company"), the holding company for Investors Bank, today announced that it has received approval from the Board of Governors of the Federal Reserve System to commence a 5% buyback program prior to the one-year anniversary of the completion of its second step conversion. Accordingly, the Board of Directors has authorized the repurchase of up to 5% of the Company's outstanding shares of common stock, or approximately 17.9 million shares.

"We are pleased to have received Federal Reserve approval to commence the stock repurchase program prior to our one year second step anniversary. This gives us the ability to efficiently manage capital and helps to enhance stockholder value," said Kevin Cummings, Investors Bancorp's President and CEO.

Investors Bancorp will repurchase the shares from time to time for cash in open market transactions in accordance with applicable federal securities laws.

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Bank. As of December 31, 2014, the Company reported assets of $18.8 billion and operates from its corporate headquarters in Short Hills, New Jersey, and had 131 offices located throughout New Jersey and New York.

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